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COMMUNITY BANCORP INC.
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130 W. Fallbrook Street
Fallbrook, CA 92028

                     FALLBROOK NATIONAL BANK, SUBSIDIARY OF
                    COMMUNITY BANCORP INC. ANNOUNCES THAT THE
                   JUDGE HAS ORDERED A NEW TRIAL ON THE ISSUE
                              OF PUNITIVE DAMAGES

FOR IMMEDIATE RELEASE
CONTACT:  TOM SWANSON
          COMMUNITY BANCORP INC.
          (760) 723-6001

FALLBROOK, Calif., October 27, 1999--Community Bancorp Inc. (NASDAQ:CMBC), announced on August 4, 1999 that its subsidiary, Fallbrook National Bank, received an adverse jury rendering in favor of a terminated ex-employee, with damages of approximately $800,000. This week the Riverside County Superior Court ordered a new trial on punitive damages only. The new trial is granted unless the plaintiff consents to a reduction of the punitive damage verdict to $250,000. "The judge obviously felt the award itself was excessive, and the jury did not execute proper judgement in determining the award. We, on the other hand, feel that any award for punitive damages based on an accusation of fraud is unfounded. If a new trial is not granted, we would move forward with an appeal in order to vindicate ourselves," stated Tom Swanson, President and CEO of Community Bancorp Inc. and Fallbrook National Bank. Mr. Swanson noted that any award on punitive damages will not be paid until there is an appellate ruling, which will take up to two years to conclude. In the interim, the Bank will accrue $298,000 during the third quarter of 1999. Earnings for the third quarter will be

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negatively impacted by this one time aberration. There will be an earnings announcement within the week.

         Statements concerning future performance, developments or events concerning expectation for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements which are subject to a number of risks and uncertainties which might cause actual results to differ materially from stated expectations.